Hennessy Advisors, Inc. Reports Third Quarter Earnings

Firm Announces 25% Dividend Increase (14th Increase since IPO)

NOVATO, Calif., Aug. 7, 2019 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its third fiscal quarter of 2019, which ended June 30, 2019, and also announced a quarterly dividend increase.

"Actively managed U.S. mutual funds experienced net outflows again this quarter. While our financial results were negatively impacted by this industry trend, we continue to post positive earnings, generate solid cash flow, and build cash year over year," said Teresa Nilsen, President and Chief Operating Officer. "We strategically used a portion of that cash to purchase 422,692 shares (over 5% of our stock) this past quarter at what we consider to be a bargain price, and we have plenty of capacity in our buyback program to continue buying shares," she added.

"Contrary to what you might read in the headlines, we believe it is an exciting time to be an asset manager. We are confident in the quality of our mutual fund line-up, and we remain committed to our long-term business model of pursuing strategic acquisitions and growing organically," said Neil Hennessy, Chairman and CEO. "Furthermore, we are pleased to raise our dividend for the 14th time in the history of the Company, increasing our 5-year dividend growth rate, currently at 35%, and further evidencing our commitment to adding value for every shareholder," he added.

Summary Highlights (compared to the prior comparable quarter ended June 30, 2018):

  Fully diluted earnings per share decreased 36% to $0.34.
  Total revenue decreased 23% to $10.4 million.
  Total assets under management decreased 22% to $5.0 billion.
  Average assets under management, upon which revenue is earned, decreased 23% to $5.1 billion.
  Cash and cash equivalents increased 12% to $23.7 million, and our gross loan balance decreased by 19% to $18.6 million.
  On May 16, 2019, the Company repurchased 422,692 shares of its common stock at $9.50 per share in a privately negotiated transaction pursuant to its 2010 stock buyback program. A total of 940,519 shares, or 13% of our shares outstanding as of June 30, 2019, remain available for repurchase under the stock buyback program.

The Board of Directors also declared a quarterly dividend of $0.1375 per share, a 25% increase, which will be paid on September 10, 2019, to shareholders of record as of August 20, 2019.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Third Quarter	Jun. 30, 2019	Jun. 30, 2018	$ Change	% Change
Total Revenue	$ 10,442,572	$ 13,566,596	$ (3,124,024)	-23.0%
Net Income	$ 2,656,330	$ 4,218,177	$ (1,561,847)	-37.0%
Earnings Per Share (Diluted)	$ 0.34	$ 0.53	$ (0.19)	-35.8%
Weighted Average Number of
Shares Outstanding (Diluted)	7,725,079	7,924,510	(199,431)	-2.5%
Mutual Fund Average Assets
Under Management	$ 5,090,021,826	$ 6,592,336,988	$ (1,502,315,162)	-22.8%

At Period Ending Date	Jun. 30, 2019	Jun. 30, 2018	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 5,013,074,613	$ 6,395,217,235	$ (1,382,142,622)	-21.6%
Cash and Cash Equivalents	$ 23,747,686	$ 21,142,259	$ 2,605,427	12.3%
Gross Loan Balance	$ 18,593,750	$ 22,968,750	$ (4,375,000)	-19.0%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc. tania@hennessyadvisors.com; 800-966-4354, or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061